CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ACQUIRES SOCIAL SECURITY ADMINISTRATION BUILDING

NEW YORK, NY, January 12, 2012 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced that on January 10, 2012, the Company closed its acquisition of a fee simple interest in a Social Security Administration building located in Freeport, New York, at a purchase price of approximately $4.9 million, exclusive of customary closing costs.

The Social Security Administration property consists of a freestanding one-story building totaling approximately 12,000 rentable square feet and is 100% leased to the United States of America, which has an investment grade credit rating as determined by major credit rating agencies. The original lease term is 10 years with 7.4 years currently remaining.

“We are extremely pleased to have purchased this Social Security Administration property,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of ARCP.  “It will further enhance our portfolio by adding another investment-grade tenant providing essential services to the community.  This is a well-located, in-fill property that was recently renovated to U.S. Government and Social Security Administration specifications, and is further indicative of the robust buying opportunities available to us.”

Schorsch added, “Since closing our secondary offering in early November, we have acquired 28 properties. Our total portfolio presently consists of 91 properties leased to seven tenants in six industry groups with a total purchase price of approximately $153.5 million.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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